PRICING SUPPLEMENT                                          File No. 333-97937
------------------                                              Rule 424(b)(3)
(To Prospectus Supplement and
Prospectus dated September 25, 2002)
Pricing Supplement Number:  2307


                          Merrill Lynch & Co., Inc.
                         Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes


Principal Amount:  $50,000,000        Original Issue Date:   May 6, 2003

CUSIP Number:      59018YQX2          Stated Maturity Date:  May 6, 2005

Issue Price:       100.00%



Interest Calculation:                  Day Count Convention:
--------------------                   --------------------
/x/ Regular Floating Rate Note         /x/ Actual/360
/ / Inverse Floating Rate Note         / / 30/360
    (Fixed Interest Rate):             / / Actual/Actual



Interest Rate Basis:
-------------------
/x/ LIBOR                              / / Commercial Paper Rate
/ / CMT Rate                           / / Eleventh District Cost of Funds Rate
/ / Prime Rate                         / / CD Rate
/ / Federal Funds Rate                 / / Other (see attached)
/ / Treasury Rate
Designated CMT Page:                   Designated LIBOR Page:
      CMT Moneyline Telerate Page          LIBOR Moneyline Telerate Page: 3750

                                                      LIBOR Reuters Page:


Index Maturity:  Three Months           Minimum Interest Rate:  Not Applicable

Spread:          + 0.18%                Maximum Interest Rate:  Not Applicable

Initial
Interest Rate: Calculated as if the     Spread Multiplier:  Not Applicable
               Original Issue Date
               was an Interest Reset
               Date

Interest Reset Dates:    Quarterly, on the 6th of February, May, August and
                         November, commencing on August 6, 2003, subject to modified following Business Day convention.

Interest Payment Dates:  Quarterly, on the 6th of February, May, August and
                         November, commencing on August 6, 2003, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:    The Notes cannot be repaid prior to the Stated
                         Maturity Date.

Redemption at the
Option of the Company:   The Notes cannot be redeemed prior to the Stated
                         Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                 JPMorgan Chase Bank

Underwriters:            Merrill Lynch, Pierce, Fenner & Smith Incorporated
                         ("MLPF&S"), HSBC Securities (USA) Inc. BNP Paribas
                         Securities Corp. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                         Pursuant to an agreement, dated April 23, 2003 (the "Agreement"), between Merrill Lynch & Co., Inc.
                         (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                                                               Principal Amount
                         Underwriters                            of the Notes
                         ------------                          ----------------

                         Merrill Lynch, Pierce, Fenner & Smith    $48,000,000
                                     Incorporated
                         HSBC Securities (USA) Inc.                $1,000,000
                         BNP Paribas Securities Corp.              $1,000,000
                                                                  -----------
                                                Total             $50,000,000

                         Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                         The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                         The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                   April 23, 2003